UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
April 11, 2008
RAE Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-31783	77-0588488
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
3775 North First Street
San Jose, CA 95134
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 952-8200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
(e)
     Effective as of April 11, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of RAE Systems Inc. (the “Company”) increased the annual salary of Mr. Bob Chen, the Company’s Chief Executive Officer, by $70,000 to $350,000. The Committee also approved of the grant of an option to purchase 200,000 shares of the Company’s common stock to Mr. Chen vesting over four years, with 1/4 of such shares vesting on April 11, 2009 provided Mr. Chen’s service has not terminated prior to such date, and 1/48 of such shares vesting for each full month thereafter until fully vested. Mr. Chen’s position continues to be “at will” under California law, terminable with or without cause or notice at any time by either Mr. Chen or the Company.
     Effective as of April 11, 2008, the Committee also increased the annual salary of Mr. Randall Gausman, the Company’s Vice President and Chief Financial Officer, by $25,000 to $250,000. Mr. Gausman’s position continues to be “at will” under California law, terminable with or with cause or notice at any time by either Mr. Gausman or the Company.
     On April 11, 2008 the Committee approved the following bonus awards pursuant to the Company’s Management Incentive Plan relative to the Company’s named executive officers for achievement of revenue and individual performance goals in fiscal 2007:

Qualifying Executive	Cash Bonus ($)
Robert Chen	$48,384.00
Randall Gausman	$29,160.00
Peter Hsi	$20,195.89
Rudy Mui	$19,422.00

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 15, 2008

RAE SYSTEMS INC.

By:	/s/ Randall Gausman
Name:	Randall Gausman
Title:	Vice President and
Chief Financial Officer